CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-130047) of Ingersoll-Rand Company Limited of our report dated June 19, 2008 relating to the financial statements of Ingersoll-Rand Employee Savings Plan, which appears in this Form 11-K.

/s/ Cherry, Bekaert & Holland L.L.P.
Cherry, Bekaert & Holland L.L.P.
Charlotte, North Carolina
June 19, 2008